EXHIBIT 10.14







                         EXECUTIVE ANNUAL INCENTIVE PLAN

                      American Medical Security Group, Inc.


                                  February 1999
                         (as Amended February 19, 2003)

























                                    CONTENTS


Article 1.     Purposes and Effective Date                                     1

Article 2.     Definitions                                                     1

Article 3.     Designation of Participants                                     1

Article 4.     Determination of Performance Goal                               2

Article 5.     Determination of Awards for Eligible Employees                  2

Article 6.     Payment and Deferral                                            3

Article 7.     Other Provisions                                                3





      AMERICAN MEDICAL SECURITY GROUP, INC. EXECUTIVE ANNUAL INCENTIVE PLAN



ARTICLE 1.     PURPOSES AND EFFECTIVE DATE

The purpose of the Executive Annual Incentive Plan is to encourage superior performance by executives of American Medical Security Group, Inc. and its subsidiaries (collectively, the "Company") through the payment of annual cash incentive awards. This Plan is also intended to exempt annual incentive payments to Covered Employees (as defined in Article 2, below) as performance-based compensation from the $1 million cap on deductible pay, as set forth in Section 162(m) of the Internal Revenue Code and the Plan shall be construed and administered accordingly.

This Plan is effective as of January 1, 1999.

ARTICLE 2.     DEFINITIONS

2.1 The following items shall have the meanings set forth below, if capitalized.

         (a)   "Board" shall mean the Board of Directors of the Company.

         (b)   "CEO" means the Chief Executive Officer of the Company.

         (c) "Committee" means the Compensation Committee of the Board of Directors of American Medical Security Group, Inc.

         (d) "Covered Employee" means a Participant designated prior to the grant of an award by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which such award is taxable to the Participant.

         (e) "Eligible Employee" shall mean key employees of the Company who, in the opinion of the Committee, are or give promise of becoming of exceptional importance to the Company and of making substantial contributions to the success, growth, and profit of the Company.

         (f) "Participant" means an employee deemed to be an Eligible Employee for a Plan Year.

         (g) "Plan" means the American Medical Security Group, Inc. Executive Annual Incentive Plan as it may be amended from time to time.

         (h)   "Plan Year" means the calendar year.

         (i) "Retirement" means early, normal or postponed retirement as defined under the retirement policy of the Company.


ARTICLE 3.     DESIGNATION OF PARTICIPANTS

3.1      Awards may be made only to Eligible Employees.

3.2 No member of the Committee, and no member of the Board of Directors of the Company who is not also a regular salaried employee of the Company, shall be eligible to participate in the Plan.

3.3 The Committee may, but need not, consider for prorated or full incentive awards Participants who have ceased employment because of death, disability, or Retirement prior to the date the Committee determines incentive awards under the Plan. Participants who terminate employment (or give notice of intent to terminate employment) for reasons other than death, disability, or Retirement prior to the date the Committee determines the incentive awards under the Plan will not be eligible to be considered for an incentive award, unless the Committee determines in its sole discretion that, because of special circumstances, the Participant shall be eligible to be considered.

3.4 Participation in the Plan shall not entitle any Eligible Employee to an award under the Plan. All awards shall be made in the sole discretion of the Committee.


ARTICLE 4.     DETERMINATION OF PERFORMANCE GOALS

4.1 The terms and conditions of any award that is intended to provide performance-based compensation to a Covered Employee shall include the requirement that such award shall be payable only on account of the attainment of one or more preestablished performance goals determined by the Committee. The agreement covering such award shall specify the performance goals to which payment under the award is subject and shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if the goal is obtained. In addition, before the payment of any such award, the Committee shall certify that the performance goals and any other material terms of the award have in fact been satisfied.

4.2 For purposes of the foregoing, the Committee shall specify the performance goals and certify the attainment of such goals with respect to performance-related awards in accordance with Internal Revenue Code Section 162(m) and related rules and regulations followed by the Internal Revenue Service. Except as otherwise permitted or required by such authorities, the performance goals applicable to each award subject to this paragraph shall be determined by the Committee in a manner such that any compensation of a Participant under the award is paid pursuant to a preestablished objective performance formula or standard that precludes discretion and generally allows a third party with knowledge of the relevant performance results to calculate the amount to be paid to the Participant.

4.3 In general, the reservation of a right to reduce or eliminate the compensation or other economic benefit that was due on attainment of the performance goal shall not be considered to be impermissible discretion under
Section 162(m) of the Internal Revenue Code, nor shall the choice to pay upon the attainment of either of two objective preestablished performance goals. The Committee reserves such right and the ability to make such choice. A performance-based compensation award applicable to a Covered Employee may be based on the attainment of goals relating to one or more of the following business criteria, measured on an absolute basis or in terms of growth or reduction: net income (pre-tax or after-tax and with adjustments as stipulated); earnings per share; return measures (including, but not limited to, return on assets, equity, capital, investment or tangible book value,); operating income; earnings before interest, taxes, depreciation and amortization; loss ratio; expense ratio; stock price; total shareholder return; economic value added; operating cash flow; gross or specified levels of revenue; and increased sales (which may be based upon the number of memberships or issued lives or other sales measures). With respect to Participants who are not Covered Employees, the Committee may establish other subjective or objective performance goals, including individual goals, which it deems appropriate.


ARTICLE 5.     DETERMINATION OF AWARDS FOR ELIGIBLE EMPLOYEES

5.1 The CEO shall recommend to the Committee target award levels for each Eligible Employee who is a Participant as soon as practicable after the beginning of the Plan Year.

5.2 After the end of the Plan Year, each Participant's performance shall be assessed by the Committee pursuant to the applicable preestablished performance goals for such Plan Year.

5.3 The designation of annual award recipients and the amount of individual awards shall be determined by the Committee pursuant to the applicable preestablished performance goals and such other rules as the Committee may establish. However, in no event may any Participant's annual incentive award exceed $3,000,000.


ARTICLE 6.     PAYMENT AND DEFERRAL

6.1 Incentive awards granted by the Committee, less applicable withholding taxes, shall be paid in cash as soon as reasonably possible after being awarded.

6.2 The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash that would otherwise be due to such Participant. If any such deferral election is required or permitted, the Committee shall, in is sole discretion, establish rules and procedures for such payment deferrals.





ARTICLE 7.     OTHER PROVISIONS

7.1 The Board of Directors of American Medical Security Group, Inc. reserves the right to modify, suspend or terminate this Plan at any time.

7.2 The Committee shall have the power to construe and interpret the Plan and to establish rules not inconsistent with the provisions of the Plan. Any decision arising out of or in connection with the construction, interpretation and administration of the Plan shall lie within the Committee's absolute discretion and shall be binding on all parties.

7.3 The designation of an employee as a Participant or the grant of an award to an employee shall not give such employee any right to be retained in the employ of the Company and the ability of the Company to dismiss or discharge the employee is specifically reserved.

7.4 No Participant shall have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, prior to payment and any attempt to dispose of any such interest shall be void. Notwithstanding the preceding sentence, the Company shall have the right to offset from an unpaid or deferred award any amounts due and owing from the Participant to the extent permitted by law. The Company shall not be required to segregate physically any cash or to establish any separate account or accounts to fund any awards made or to be made under the Plan.

7.5 This document is a complete statement of the Plan and as of the effective date supersedes all prior plans, proposals, representations, promises and inducements, written or oral, relating to its subject matter. The Company shall not be bound by or liable to any person for any representation, promise or inducement made by any person which is not embodied in this document or in any authorized written amendment to the Plan

7.6 The Plan shall be construed and enforced in accordance with Wisconsin law without regard to principles of conflicts of law.